Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Elanco Animal Health Incorporated Amended and Restated Employee Stock Purchase Plan of our reports dated February 28, 2022, with respect to the consolidated financial statements of Elanco Animal Health Incorporated and the effectiveness of internal control over financial reporting of Elanco Animal Health Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 19, 2022